UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2015

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On February 27, 2015, Keryx Biopharmaceuticals, Inc. (“Keryx” or the “Company”) announced a planned consolidation of its finance and accounting function into its Boston office and that its Chief Financial Officer, James Oliviero, will be leaving Keryx by October 2015. Mr. Oliviero has been with Keryx for twelve years and has served as the Chief Financial Officer since 2009. The Company has commenced a search for a new Chief Financial Officer who will be based in its Boston office. Mr. Oliviero will continue to manage the Company’s finance and accounting team during the remainder of his tenure and will assist in the transition of his duties to the new Chief Financial Officer.

In connection with this transition, the Company entered into an employment agreement with Mr. Oliviero on February 26, 2015. The employment agreement became effective on February 26, 2015 and will terminate on October 1, 2015, but may be extended upon the mutual agreement of the parties. Under the employment agreement, Mr. Oliviero will receive a base salary of $365,000, annualized. Mr. Oliviero’s employment agreement also entitles him to standard benefits, paid vacation, and severance and other benefits in the event of certain terminations of employment, including a change of control.

Item 2.02.	Results of Operations and Financial Condition.

On February 27, 2015, Keryx issued a press release announcing its results of operations for the fourth quarter and year ended December 31, 2014. Keryx also announced that on February 27, 2015 at 8:00am EDT, it will host an investor conference call to discuss the Company’s fourth quarter and year-end 2014 financial results and provide a business outlook for 2015. A copy of such press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements And Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

99.1	Press release issued by Keryx Biopharmaceuticals, Inc., dated February 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: February 27, 2015

	By:	/s/ James F. Oliviero
James F. Oliviero, CFA
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release issued by Keryx Biopharmaceuticals, Inc., dated February 27, 2015.